Exhibit 18.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
nFinanSe Inc.
Tampa, Florida

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated balance sheets of nFinanSe, Inc., and subsidiaries (the “Company”) as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years ended January 1, 2011 and January 2, 2010 and have reported thereon under date of March 24, 2011.  The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the years ended January 1, 2011 and January 2, 2010. As stated in Note C to those financial statements, the Company is no longer reporting as a development stage company and has modified its presentation and treatment of card supply from an inventory asset to a prepaid asset.  In addition, the Company will follow accounting literature for gross revenue reporting.  The Company states that the newly adopted accounting principles are preferable under the circumstances because these accounting principles are used by the Company’s largest competitors.  In accordance with your request, we have reviewed and discussed with company officials the circumstances, business judgment and planning upon which the decision to make these changes was based.

With regard to the aforementioned accounting changes, it should be understood that authoritative criteria has not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of nFinanSe, Inc. and subsidiary’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted methods of accounting are preferable in the Company’s circumstances.

Very truly yours,

Baumann, Raymondo & Company PA
Tampa, Florida
March 24, 2011